Exhibit 10.11

100 Summer Street, Suite 3150 Boston, Massachusetts 02110 Phone 857.999.0250 Fax 866.309.5135 www.lendbuzz.com

George Sclavos	May 20, 2021
[***]

Re: Offer of Employment

Dear George:

It is my pleasure to offer you full-time employment with Lendbuzz Inc., a corporation organized and existing under the laws of the State of Delaware (“Lendbuzz” or “Company” or “Employer”). The following sets forth the terms and conditions of our offer.

1.

Position. Your position at the Company will be Chief Financial Officer. This is an offer for full-time employment and, if accepted, you will be expected to devote five days each week and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all of its policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other reasonably related duties as may be assigned to you from time to time. Moreover, during your employment with Lendbuzz you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

2.

Start Date: Nature of Relationship. Your employment start date with the Company will be June 1, 2021 (“Start Date”). Your employment will at all times remain “at-will” employment, which means that either you or the Company may terminate your employment at any time for any reason or for no reason, with or without any prior notice. If termination by Lendbuzz without Cause (as defined below) occurs or Employee resigns for Good Reason (as defined below), notwithstanding any language in the PIIA, Lendbuzz will give severance pay in the amount equal to your base salary for the duration of six (6) months following your termination or resignation, subject to you signing a release of claims in the form provided by the Company. No provision of this letter, and no actions by either you or Lendbuzz shall be construed to create a promise of employment for any specific period of time.

“Cause” means your (a) gross negligence or willful misconduct in the performance of your duties of employment, continuing for thirty (30) days after written notice thereof from the Company; (b) conviction of a felony; (c) conviction of a misdemeanor involving theft, misappropriation or embezzlement of the property of the Company; or (d) violation of the PIIA (as defined below), or a material violation of this agreement or a material violation of any of the Company’ s policies and/or procedures.

“Good Reason” means (a) the Company materially reduces, other than during any period of illness or incapacity, your base salary, authority, responsibilities, or duties, or (b) a change in the geographic location at which you must perform services to a geographic location of employment more than sixty (60) miles from your current location of employment.

3.

Compensation. Your compensation shall be as set forth on Attachment A to this letter, payable in accordance with the Company’s regular payroll practices (currently semimonthly), as in effect from time to time, after deducting any legally required deductions for Federal and State taxes and other deductions which may be required by law, or other deductions which you may authorize from time to time. The Company may review the compensation and to adjust it from time to time in its sole discretion. This review is typically done annually but may be done more frequently.

4.	Options.

4.1

Pursuant to the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”), within sixty (60) days of the Start Date, the Company will grant you an option to purchase 25,000 shares of the Company’s Common Stock, $0.0001 par value per share, at an exercise price equal to the fair market value of such Common Stock, as shall be determined by the Board of Directors (the “Option”).

4.2

The Option shall be subject to a four-year vesting beginning as of the Start Date, such that 25% of the shares subject to the Option will vest and become vested shares on the first anniversary of the Start Date, and thereafter the shares shall continue to vest in 12 equal quarterly installments over the three-year period commencing on the first anniversary of the Start Date.

4.3

Vesting shall cease immediately upon termination of employment for any reason, with exception as described in 4.4, subject to the provisions of the Company’s Stock Incentive Plan and the option agreement governing the issuance of the Option.

4.4	Vesting shall accelerate to 100% in the event of a Corporate Transaction (as defined in the Plan).

5

Employee PIIA. Enclosed for your review is a copy of Lendbuzz’ s Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (“PIIA”). This offer is conditioned on your signing this PIIA and your continuing willingness thereafter to abide by its terms. You are required to sign the PIIA when you countersign this offer letter. In making this offer, we understand that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of Lendbuzz.

6	Before You Start. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

7

Miscellaneous. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Lendbuzz. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts.

If the terms of this offer are acceptable to you, please sign this letter and the enclosed PIIA, and return them to my attention within four (4) business days. In accepting this offer, you give Lendbuzz assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth in expressly in this letter.

We are excited to offer you the opportunity to join Lendbuzz and we look forward to having you on board. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

Amitay Kalmar

CEO, Lendbuzz Inc.

Accepted and agreed:
Print Name

George Sclavos
Signature

/s/ George Sclavos
Date 5/20/2021

ATTACHMENT A

Compensation

Base Salary: $350,000 (Three hundred and fifty thousand) USD per year.

Annual Bonus: During the first year of the Employee’s employment, commencing on the Start Date, the Employee is guaranteed a $150,000 (One Hundred and Fifty Thousand US Dollars) annual bonus, so long as Employee is employed by Company at the time of payment. The first annual bonus payment will be paid in two installments. The first installment will be pro-rated based on the number of weeks worked in 2021 from the Start Date, and said amount will be paid on January 1, 2022 (if Employee is employed by Company at such time). The second installment will be $ 150,000 less the amount paid on January 1, 2022, which remining bonus amount will be paid at the Employee’s one year employment anniversary (if Employee is employed by Company at such time). Subsequent annual bonuses, commencing as of the first anniversary of the Start Date, will be targeted at $150,000 (One Hundred and Fifty Thousand US Dollars) and subject to performance metrics to be determined in the Company’s reasonable discretion. Annual Bonuses (other than the first guaranteed annual bonus) will be paid no later than 75 days after the applicable Start Date anniversary, commencing June 1, 2023. Employee must be employed on the applicable Start Date anniversary to be eligible to receive the annual bonus for the prior year.

Benefits:

Employee will be entitled to enroll to Company’s health insurance plan. Current employee copay rate is $103.54 per month (EE-Single). Co-pay rates may vary from time to time based on changes in health insurance rates.

Employee will be entitled to enroll to Company’s dental insurance plan. Current employee copay rate is $14.31 per month (EE-Single). Rates may vary from time to time based on changes in health insurance rates.

Employee will be entitled to enroll to Company’s 401(k) plan. Company will match employee monthly contribution to 40l(k) plan up to 4% of employee’s monthly salary.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT